                                                                    Exhibit 3.16


                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                              ENGlobal CORPORATION

     The undersigned officer of the Corporation has been authorized to execute these Restated Articles of Incorporation by resolution of the Board of Directors adopted on August 8, 2002. These Restated Articles of Incorporation correctly set forth the text of the Articles of Incorporation, as amended to date, without new amendments being made hereby.

     FIRST. The name of the corporation is ENGlobal CORPORATION.

     SECOND. Its registered office in the State of Nevada is located at 11270 Winter Cottage Place, Las Vegas, Nevada 89135, that this Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada.

     THIRD. The objects for which this Corporation is formed are: To engage in any lawful activity, including, but not limited to the following:

          (A) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.

          (B) May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.



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                                                                    Exhibit 3.16

          (C) Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.

          (D) Shall have the power to effect litigation in its own behalf and interest in any court of law.

          (E) Shall have power to make contracts.

          (F) Shall have power to hold, purchase and convey real and personal estate and mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.

          (G) Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation.

          (H) Shall have power to make By-Laws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.

          (I) Shall have power to dissolve itself.

          (J) Shall have power to adopt and use a common seal or stamp, and alter the same. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

          (K) Shall have power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges



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
                                                                    Exhibit 3.16

     or franchises, of for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

          (L) Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

          (M) Shall have power to purchase, hold, sell and transfer shares of its own capital stock and use therefor its capital, capital surplus, surplus, or other property or fund.

          (N) Shall have power to conduct business, have one or more offices, and hold, purchase mortgage and convey real and personal property in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and foreign countries.

          (O) Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to



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                                                                    Exhibit 3.16

     the objects set forth in the certificate or articles of incorporation of the corporation, or any amendment thereof.

          (P) Shall have power to make donations for the public welfare or for charitable scientific or educational purposes.


          (Q) Shall have power to enter into partnerships, general or limited, or joint ventures in connection with any lawful activities.

     FOURTH. The aggregate number of shares the corporation shall have authority to issue shall be SEVENTY FIVE MILLION (75,000,000) shares of common stock, par value one mil ($.001) per share, and FIVE MILLION (5,000,000) shares of Series A Convertible Preferred Stock, par value one mil ($.001) per share. Each share of common stock shall have equal rights, preferences and voting powers. Each share of Series A Convertible Preferred Stock shall have the preferences, limitations, restrictions, relative rights and voting powers as set forth on Exhibit A attached hereto and incorporated herein.

     FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

     SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

     SEVENTH. The corporation is to have perpetual existence.

     EIGHTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:



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                                                                    Exhibit 3.16

     Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By-Laws of the Corporation.

     To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

     By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee, or committees shall have such name, or names as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

     When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the Corporation.

     NINTH. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional



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                                                                    Exhibit 3.16

shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

     TENTH. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided however, that the foregoing provision shall not eliminate or limit the liability or a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts of omissions prior to such repeal or modification.

     ELEVENTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

     EXECUTED this 9th day of August, 2002.

                                    /s/ Hulda L. Coskey
                                    ------------------------------------------
                                    Hulda L. Coskey
                                    Chief Governance Officer and Secretary



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                                    EXHIBIT A

                                 CERTIFICATE OF
                       DESIGNATION, PREFERENCES AND RIGHTS
                               OF THE TERMS OF THE
                            SERIES A PREFERRED STOCK

     Section 1. Designation and Amount. The Series A Convertible Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock") shall consist of 5,000,000 shares and will have the designations, preferences, voting powers and privileges set forth below. The number of shares of Series A Preferred Stock may be increased or decreased by a resolution duly adopted by the Board of Directors of the Corporation and by the filing of an amendment to the Corporation's Articles of Incorporation pursuant to the provisions of the Nevada Business Corporation Act stating that such increase or decrease has been so authorized.

     Section 2. Dividends.

          (A) Preferred Stock Dividend Preference. The holders of Series A Preferred Stock, in preference to the holders of Common Stock, $.001 par value per share (the "Common Stock"), shall be entitled to receive, but only out of any funds legally available for the declaration of dividends, cumulative, preferential dividends payable as provided in paragraph (B) below of this Section 2. Dividends on shares of Series A Preferred Stock shall accrue and be cumulative from the date of issuance of such shares of Series A Preferred Stock, and shall accumulate and accrue from day to day thereafter. No dividends or distributions (other than dividends or distributions on Common Stock payable in Common Stock) shall be paid upon, or declared or set apart for, the Common Stock, nor shall any Common Stock be purchased, redeemed, retired, or otherwise acquired by the Corporation, unless and until all cumulative dividends then owed on the then outstanding shares of Series A Preferred Stock have been paid in full.

          (B) Payment of Series A Preferred Stock Dividends. Dividends on outstanding shares of Series A Preferred Stock shall be payable annually, in arrears, on the last day of May of each year, beginning on the last day of May 2002 at a rate of 8% of the Liquidation Amount in cash, or, at the option of the Corporation, in shares of Series A Preferred Stock at the rate of 0.08 shares for each outstanding share of Series A Preferred Stock; provided, however, that if the Corporation pays in shares of Series A Preferred Stock, the Corporation may issue cash in lieu of fractional shares.

          (C) Common Stock. Subject to paragraphs (A) and (B) above of this
     Section 2, (i) dividends may be declared and paid on Common Stock, and (ii) Common Stock may be purchased, retired, or otherwise acquired, in either case when and as determined by the Board of Directors, out of any funds legally available for such purposes.

     Section 3. Preference on Liquidation.

          (A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation") the holders of shares of the Series A Preferred

     Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Common Stock, an amount equal to $1.00 per share of Series A Preferred Stock (the "Liquidation Amount"), plus all accrued and unpaid dividends as set forth above in Section 2 with respect to such series to the date fixed for distribution. If, upon a Liquidation, the Corporation pays less than the total Liquidation Amount to holders of shares of Series A Preferred Stock, such payments shall be distributed pro rata on a share-by-share basis among all shares of Series A Preferred Stock at the time outstanding. Upon Liquidation, the Corporation shall not make any dividends or distributions to holders of Common Stock until it has paid the total Liquidation Amount plus all accrued but unpaid dividends to each holder of shares of Series A Preferred Stock.

          (B) After setting apart or paying in full the preferential amounts due the holders of Series A Preferred Stock, such holders will not be entitled to any further participation in any distribution of assets of the Corporation.

     Section 4. Voting. Except as provided in this Designation or otherwise required by law, no holder of shares of Series A Preferred Stock shall be entitled to vote on any matter presented to shareholders for a vote. If a vote of the holders of Series A Preferred Stock is required by law, each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted on the record date for the vote or consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

     Section 5. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (A) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into Common Stock as more fully described below. The number of fully paid and nonassessable shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing $1.00 by the Conversion Price (as hereinafter defined) in effect at the time of conversion. The "Conversion Price" shall initially be $2.38, subject to adjustment as provided in Section 5(F) below.

          (B) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Conversion Price immediately upon obtaining the written consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock to such conversion.

          (C) Each share of Series A Preferred Stock shall be convertible, at the option of the Corporation, at any time after the Common Stock has been publicly traded on a national securities exchange or on Nasdaq for at least 20 consecutive trading days at a closing price of at least $3.00 (as adjusted to reflect any stock split, stock dividend, combination, recapitalization or similar event) or higher; provided, that if the market price of the Common Stock thereafter declines to a closing price that is below $3.00 per share, the Corporation may not cause the Series A Preferred Stock to convert into Common Stock until it has again been publicly traded for at least 20 consecutive trading days at a closing price of at least $3.00 (as adjusted to reflect any stock split, stock dividend, combination, recapitalization or similar event).

          (D) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, and any shares of Series A Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for the then fair market value thereof as determined by the Corporation's Board of Directors, payable as promptly as possible whenever funds are legally available therefor. If more than one share of Series A Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

          (E) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (F) Adjustment of Number of Shares and Conversion Price. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be subject to adjustment from time to time as provided in this Section 5(F).

               (i) Issuance of Additional Shares of Common Stock. If the Corporation issues or sells any shares ("Additional Shares") of Common Stock for a consideration per share less than the Conversion Price, the Conversion Price shall be adjusted to the price calculated by multiplying the Conversion Price in effect immediately before the issuance of the Additional Shares by a fraction:

                    A. the numerator of which shall be the number of shares of
               Common Stock outstanding immediately prior to the issuance of such Additional Shares plus the number of shares of Common Stock which the aggregate consideration for the total number of such Additional Shares so issued would purchase at the Conversion Price, and

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                    B. the denominator of which shall be the number of shares of
               Common Stock outstanding immediately prior to the issuance of such Additional Shares plus the number of such Additional Shares so issued.

          For purposes of this Section 5(F)(i), the date as of which the Conversion Price shall be computed shall be the earlier of the date upon which the Corporation shall (i) enter into a firm contract for the issuance of such shares or (ii) issue such shares.

               (ii) Adjustment of Number of Shares. Upon any adjustment of the Conversion Price as provided in this Section 5(F), the holder of shares of Series A Preferred Stock shall thereafter be entitled to purchase, at the Conversion Price resulting from the adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Conversion Price in effect immediately before the adjustment by the number of shares of Common Stock purchasable hereunder immediately before the adjustment and dividing the product thereof by the Conversion Price resulting from the adjustment.

          (G) Provisions Applicable to Section 5(F). For purposes of Section 5(F), the following Sections 5(G)(i) through (xii), inclusive, shall be applicable:

               (i) Issuance of Options or Other Rights. If the Corporation in any manner grants (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, (x) Common Stock or (y) evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, additional shares of Common Stock, either immediately or upon a specified date or the happening of a specified event ("Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and if the price per share for which shares of Common Stock are issuable upon the conversion of such rights or options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price per share of Common Stock existing immediately before the granting of such rights or options, then the maximum number of shares of Common Stock issuable upon the conversion of such rights or options or upon conversion or exchange of the maximum amount of such Convertible Securities issuable upon the conversion of such rights or options shall (as of the date for the determination of the Conversion Price per share of Common Stock as hereinafter provided) be deemed to be outstanding and to have been issued for such price per share. The price per share for which shares of Common Stock are issuable upon the conversion of such right or options or upon conversion or exchange of such Convertible Securities shall be determined by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the conversion of such rights or options, plus, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the conversion of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the conversion of such rights or options. No further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock or of such rights or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities except as otherwise provided in Section 5(G)(iii) below. For purposes of this Section 5(G)(i), the date as of which the Conversion Price per share of Common Stock shall be computed shall be the earlier of the date upon which the Corporation shall (i) enter into a firm contract for the issuance of such rights or other options or (ii) issue such rights or other options.

               (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon such conversion or exchange shall be less than the Conversion Price per share of Common Stock existing immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date for the determination of the Conversion Price per share of Common Stock as hereinafter provided) be deemed to be outstanding and to have been issued for such price per share; provided however, except as otherwise specified in Section 5(G)(iii) below, (1) no further adjustments of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon conversion of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made under other provisions of Sections 5(F) and 5(G), no further adjustment of the Conversion Price shall be made by reason of such issuance or sale. The price per share for which shares of Common Stock are issuable upon such conversion or exchange shall be determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by
          (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. For purposes of this Section 5(G)(ii), the date as of which the Conversion Price per share of Common Stock shall be computed shall be the earlier of the date upon which (i) the Corporation shall enter into a firm contract for the issuance of such Convertible Securities or (ii) such Convertible Securities are actually issued.

               (iii) Readjustment of Conversion Price. If (i) the purchase price provided for in any rights or options referred to in Section 5(G)(i) above, (ii) the additional consideration, if any, payable upon the conversion or exchange of Convertible Securities referred to in
          Section 5(G)(i) or 5(G)(ii) above, or (iii) the rate at which any Convertible Securities referred to in Section 5(G)(i) or 5(G)(ii) above are convertible into or exchangeable for Common Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any such option or right or the termination of any such right to convert or exchange such

          Convertible Securities, the Conversion Price then in effect shall be increased to the Conversion Price that would have been in effect at the time of such expiration or termination had such right, option or Convertible Security never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such rights or options referred to in Section 5(G)(i) above or the rate at which any Convertible Securities referred to in Section 5(G)(i) or 5(G)(ii) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the conversion in any such rights or options or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such amount as would have obtained had such right, option or Convertible Securities never been issued as to such Common Stock and had adjustments never been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced. In the event any such adjustment would reduce the Conversion Price to an amount less than the then par value of the Common Stock, the Corporation shall cause its Articles of Incorporation to be amended to reduce the par value of the Common Stock to an amount equal to or less than the adjusted Conversion Price.

               (iv) Minimum Adjustment. If any adjustment of the Conversion Price pursuant to Section 5(F) results in an adjustment of less than $.001 per share of Common Stock, no such adjustment shall be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment that, together with any adjustments so carried forward, shall amount to $.001 or more per share of Common Stock; provided, however, upon any adjustment of the Conversion Price resulting from (i) the declaration of a dividend upon, or the mailing of any distribution in respect of, any stock of the Corporation payable in Common Stock or Convertible Securities or (ii) the reclassification, by subdivision, combination or otherwise, of the Common Stock into a greater or smaller number of shares, the foregoing figure of $.001 per share (or such figure as last adjusted) shall be proportionately adjusted; provided, further, upon the conversion of the Series A Preferred Stock, the Corporation shall make all necessary adjustments not theretofore made to the Conversion Price up to and including the date upon which the Series A Preferred Stock is converted.

               (v) Consideration for Dividends in Securities. If the Corporation declares a dividend or makes any other distribution upon any stock of the Corporation payable in either case in Common Stock or Convertible Securities, such Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

               (vi) Consideration for Rights or Options. If any rights or options to purchase any shares of Common Stock or Convertible Securities are issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to the rights or options, the rights or options shall be deemed to have been issued without consideration.

               (vii) Determination of Consideration upon Payment of Cash, Property or Merger. If any shares of Common Stock or Convertible Securities or any rights or options to purchase any Common Stock or Convertible Securities are issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor, after deduction of any accrued interest, dividends or any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. If any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities are issued for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value on the date of issue of the securities so issued by the Corporation, as determined in good faith by the Board of Directors of the Corporation, less any expenses incurred by the Corporation in connection therewith. If any shares of Common Stock or Convertible Securities or any rights or options to purchase such Common Stock or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value thereof on the date of issue, as determined in good faith by the Board of Directors of the Corporation, for such portion of the assets and business of the non-surviving corporation as the Board of Directors shall attribute to such Common Stock, Convertible Securities, rights or options, as the case may be. In the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Conversion Price, the determination of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, for the purposes of Section 5(G)(xi) below, shall be made after giving effect to such adjustment of the Conversion Price.

               (viii) Record Date. If the Corporation takes a record of the holders of the Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock or in Convertible Securities or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then the record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of the dividend or the making of such other distribution or the date of the granting of the right of subscription or purchase, as the case may be.

               (ix) Shares Outstanding. The number of shares of Common Stock deemed to be outstanding at any given time shall (i) include shares of Common Stock issuable in respect of scrip certificates that have been issued in lieu of fractional shares of Common Stock, but (ii) exclude
          (x) shares of Common Stock in the treasury of the Corporation or any subsidiary of the Corporation, (y) shares of Common Stock previously issued upon the conversion of the Series A Preferred Stock and (z) shares of Common Stock issuable upon the conversion of the Series A Preferred Stock.

               (x) Splits and Combinations. If the Corporation at any time subdivides its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately before the subdivision shall be proportionately reduced, and, conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased.

               (xi) Reorganization, Reclassification or Recapitalization of Corporation. In case of any capital reorganization or reclassification or recapitalization of the capital stock of the Corporation (other than in the cases referred to in Section 5(G)(x) or in case of the consolidation or merger of the Corporation with or into another corporation or other business entity or in case of the sale or transfer of the property of the Corporation as an entirety or substantially as an entirety, there shall thereafter be deliverable upon the conversion of the Series A Preferred Stock or any portion thereof (in lieu of or in addition to the number of shares of Common Stock theretofore deliverable) the number of shares of stock or other securities or property to which the holder of the number of shares of Common Stock that would otherwise have been deliverable upon the conversion of the Series A Preferred Stock or any portion thereof at the time would have been entitled upon such capital reorganization, reclassification or recapitalization of capital stock, consolidation, merger or sale, and at the same aggregate Conversion Price. Prior to and as a condition of the consummation of any transaction described in the preceding sentence, the Corporation shall make appropriate written adjustments in the application of the provisions herein set forth reasonably satisfactory to the holders of the Series A Preferred Stock entitled to not less than a majority of the shares of Common Stock issuable upon the conversion thereof with respect to the rights and interests of the holders of the Series A Preferred Stock so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares of stock or other securities or other property thereafter deliverable upon conversion of the Series A Preferred Stock. Any such adjustment shall be made by and set forth in a supplemental agreement between the Corporation and the successor entity and be approved by the holders of the Series A Preferred Stock entitled to not less than a majority of the shares of Common Stock issuable upon the conversion thereof.

               (xii) Exempt Issuances. Notwithstanding the prior provisions of this Section 5(G), no adjustment of the Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be made by reason of:

                    A. Common Stock issued upon conversion of the Series A
               Preferred Stock;

                    B. securities from time to time issuable or issued to
               employees, directors or consultants of the Corporation pursuant to stock option plans approved by a majority of the shareholders of the Corporation not to exceed 15% of the fully diluted shares of Common Stock then outstanding;

                    C. securities issued in connection with an acquisition of
               all or part of another business is approved by the Board of Directors of the Corporation;

                    D. securities issued to the holders of the Series A
               Preferred Stock as dividends; and

                    E. securities outstanding or securities issued upon exercise or conversion of securities outstanding as of the filing of this Designation with the Secretary of State of the State of Nevada including but not limited to the securities issued with respect to the merger of an indirect subsidiary of the Corporation with and into Petrocon Engineering, Inc.

          (H) The Corporation will not, by amendment of its Articles of Incorporation or Certificate of Designation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          (I) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and shareholder action), in accordance with the laws of the State of Nevada, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding. The Corporation will take such corporate action as may be necessary to increase its authorized Common Stock, including, without limitation, using its reasonable best efforts to obtain the requisite shareholder approval to amend its Articles of Incorporation.

     Section 6. Status of Converted Stock. If any shares of Series A Preferred Stock shall be converted pursuant to Section 5, the shares so converted shall be cancelled and shall not be issuable by the Corporation, and the Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital.

     Section 7. Redemption.

          (A) Optional Redemption. At any time and from time to time after the issuance of the Series A Preferred Stock, the Corporation may, at its option, redeem all or part (but not less than 25% of the shares of Series A Preferred Stock then outstanding) of the outstanding shares of Series A Preferred Stock on a date specified by the Corporation (the "Optional Redemption Date") by paying to the holders thereof an amount equal to the Liquidation Amount plus the sum of all accrued but unpaid dividends on such shares (the "Redemption Price") in cash out of funds legally available for such purpose. Any redemption effected pursuant to this subsection 7(A) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by such holders.

          (B) Mandatory Redemption. To the extent legally permitted, at any time after July 31, 2008, the holders of not less than two-thirds of the then outstanding Series A Preferred Stock, voting together as a single class may demand, by delivery of a written notice to the Corporation (the "Mandatory Redemption Notice"), that the Corporation redeem all (but not less than all) of the shares of Series A Preferred Stock then outstanding on a date (the "Mandatory Redemption Date") that is not less than 30 nor more than 90 days from the date of the Mandatory Redemption Notice by paying to the holders thereof an amount equal to the Redemption Price in cash out of funds legally available for such purpose.

          (C) As used herein and in Section 7(D) below, the term "Redemption Date" shall refer to both the Mandatory Redemption Date and the Optional Redemption Date. At least 15 but no more than 30 days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record of the Series A Preferred Stock to be redeemed notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, its certificates representing shares to be redeemed (the "Redemption Notice"). Each holder of Series A Preferred Stock may, at any time prior to the Redemption Date (including during the period between its receipt of the Redemption Notice and the Redemption Date), convert all or part of its shares of Series A Preferred Stock into Common Stock in accordance with the terms of Section 5. Except as provided in Section 7(D), on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates and each certificate shall be canceled. If less than all the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (D) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of Series A Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the applicable Redemption Price upon surrender of their certificate(s)) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this Corporation legally available for redemption of the Series A Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of shares ratably among the holders of such shares to be redeemed such that each holder of a share of Series A Preferred Stock receives the same percentage of the applicable Series A Redemption Price. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of the Series A Preferred Stock, which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will be immediately used to redeem the balance of the shares that this Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed.

     Section 8. Protection Provisions. So long as at least 750,000 shares of Series A Preferred Stock remain outstanding (as adjusted for stock splits, reverse splits and other similar events), the Corporation shall, not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, issue additional shares of capital stock with rights, preferences or privileges that are senior to or on a parity with the Series A Preferred Stock.

     Section 9. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the written consent or affirmative vote of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class.